EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Growing Revenue Contribution from New Customers:

Improved Year-over-Year Operating Efficiencies

Spokane Valley, WA— January 29, 2009 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 27, 2008.

For the second quarter of fiscal 2009, Key Tronic reported total revenue of $47.0 million, compared to $50.8 million in the same period of fiscal 2008. For the first six months of fiscal 2009, total revenue was $95.2 million, compared to $95.4 million in the same period of fiscal 2008.

Net income for the second quarter of fiscal 2009 was $0.1 million or $0.01 per diluted share, compared to $1.6 million or $0.16 per diluted share for the same period of fiscal 2008. For the first six months of fiscal 2009, net income was $0.5 million or $0.05 per diluted share, compared to $1.8 million or $0.18 per diluted share for the same period in fiscal 2008.

Results for the second quarter of fiscal 2009 included a charge of approximately $0.8 million or $0.08 per diluted share for goodwill impairment as required under Statement of Financial Accounting Standards No. 142 regarding Goodwill and Other Intangibles. Results for the second quarter of fiscal 2008 included a gain of approximately $1.0 million or $0.09 per diluted share from the sale of a facility.

“We are pleased with our operating performance for the second quarter, which was in line with our forecasts,” said Jack Oehlke, President and Chief Executive Officer. “While the global economic situation continues to create slowdowns among some of our existing programs, we saw an increased revenue contribution from new customer programs. In the third quarter, we expect more of our promising new customer programs to move into production.

“Moving into the second half of fiscal 2009, the pipeline of prospective new programs remains robust despite the challenging economic environment. Our world-class facilities and unique set of capabilities continue to give us strong competitive advantages. In coming periods, we expect to win new business and further diversify our customer portfolio across a wide range of industries.”

Business Outlook

For the third quarter of fiscal 2009, the Company expects revenue in the range of $42 million to $46 million, with earnings in the range of breakeven to $0.02 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-219-6110 or +1 303-262-2130. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11124551). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2009. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarters Ended		Six Months Ended
	December 27 2008	December 29 2007	December 27 2008	December 29 2007
Net sales	$46,990	$50,824	$95,227	$95,374
Cost of sales	43,174	47,317	88,004	88,805

Gross profit on sales	3,816	3,507	7,223	6,569
Operating expenses:
Research, development and engineering	592	641	1,218	1,318
Selling, general and administrative	2,056	1,872	4,193	3,770
Goodwill impairment	765	—	765	—
Gain on sale of real estate	—	(951)	—	(951)

	3,413	1,562	6,176	4,137
Operating income	403	1,945	1,047	2,432
Interest expense	180	241	362	510

Income before income taxes	223	1,704	685	1,922
Income tax provision	117	68	171	103

Net income	$106	$1,636	$514	$1,819

Earnings per share:
Earnings per common share - basic	$0.01	$0.16	$0.05	$0.18
Weighted average shares outstanding - basic	10,065	10,013	10,053	9,971
Earnings per common share - diluted	$0.01	$0.16	$0.05	$0.18
Weighted average shares outstanding - diluted	10,073	10,341	10,081	10,321

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 27 2008	June 28 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,507	$2,879
Trade receivables	29,502	36,018
Inventories	37,551	37,927
Other	4,343	4,893

Total current assets	72,903	81,717
Property, plant and equipment - net	10,306	10,798
Other assets:
Restricted cash	525	39
Deferred income tax asset	4,200	4,210
Other	757	815
Goodwill	—	765

Total other assets	5,482	5,829
Total assets	$88,691	$98,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,486	$29,497
Accrued compensation and vacation	2,556	4,388
Current portion of other long term obligations	450	470
Revolving loan	10,995	—
Other	1,936	1,667

Total current liabilities	38,423	36,022
Long-term liabilities:
Revolving loan	—	12,348
Other long-term obligations	728	893

Total long-term liabilities	728	13,241
Shareholders’ equity:
Common stock, no par value - share authorized 25,000; issued and outstanding 10,066 and 10,024 shares, respectively	39,359	39,301
Retained earnings	10,294	9,780
Accumulated other comprehensive income	(113)	—

Total shareholders’ equity	49,540	49,081

Total liabilities and shareholders’ equity	$88,691	$98,344